MEMBERSHIP INTEREST PURCHASE AGREEMENT
between
MACKENZIE REALTY CAPITAL, INC.,
as Buyer,
and
THE WISEMAN COMPANY LLC
as the Seller

Dated as of
April 12, 2022

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”), dated as of April 12, 2022, is entered into between MacKenzie Realty Capital, Inc., a Maryland corporation (“Buyer”) and The Wiseman Company LLC, a California limited liability company (“Seller”).
RECITALS
WHEREAS, Seller owns all of the limited liability company membership interests (the “Membership Interests”) in each of the California limited liability companies identified on Exhibit A attached hereto (each a “Management Company” and, collectively, the “Management Companies”), and is the sole managing member of each of the Management Companies;
WHEREAS, each of the Management Companies is the sole general partner of each of the limited partnerships set forth on Exhibit A (each a “Property Company” and, collectively, the “Property Companies”); and
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Membership Interests, subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE
Section 1.01
(a)
Purchase and Sale of Membership Interests. Subject to the terms and conditions set forth herein, at the Closing (as defined herein), Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to the Membership Interests, free and clear of any mortgage, pledge, lien, charge, security interest, claim, or other encumbrance (“Encumbrance”), for the consideration specified in Section 1.02. For purposes hereof, all of Seller’s right, title, and interest in and to the Membership Interests shall include, but is not limited to: (a) Seller’s capital account in the particular Management Company, (b) Seller’s right to share in the distributions and allocations of profits and losses of the particular Management Company, (c) Seller’s right to a distributive share of the assets of the particular Management Company, (d) Seller’s right to receive distributions from the particular Management Company, and (e) the exercise of all manager, member, or managing member rights, including the voting rights, attributable to the Membership Interests and any other interest in the Management Companies.

(b)
Purchase and Sale of Realty.  Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller that certain parcel of real property consisting of approximately 3 acres of land located at the corner of Business Center Drive and Healthcare Drive in Fairfield, California, which is legally described at the end of Exhibit “F” attached to this Agreement (the “Realty”), together with the following property and rights owned by Seller, with respect to the Realty:

(i)
All rights, easements and appurtenances pertaining to or accruing to the benefit of the Realty, including without limitation (i) all right, title and interest of Seller (if any) in and to adjacent streets, alleys or rights-of-way, (ii) strips, gaps and gores, if any, in connection with the Realty, and (iii) all right, title and interest of Seller with respect to any easements or covenants that benefit or burden the Realty;

(ii)	The structures and other improvements (if any) on the Realty;
(iii)
Seller’s interest in all licenses, permits, consents, deposits, authorizations, approvals, site plans, variances, waivers, licenses, applications, development agreements, development rights, civil plans, design plans, building plans, rights, benefits and privileges held by Seller and pertaining to the Realty and all other tangible and intangible rights of Seller pertaining to the ownership and/or operation of the Realty (“Intangible Rights”);

(iv)
All fixtures, equipment, furnishings, machinery and other items of personal property owned by Seller and presently affixed, attached to, placed or situated upon the Realty and used in connection with the ownership, operation and occupancy of the Realty (“Personalty”); and

(v)
To the extent assignable, all surveys and all percolation, soil, topographical, traffic, engineering, inspection and environmental reports or studies and other similar written reports pertaining to the Realty held by Seller and in the possession of Seller.

(vi)
The Realty and all of the other property and rights described in this Paragraph (b) are hereinafter collectively called the “Real Property”.  The Purchase of the Real Property will be further subject to the terms and conditions set forth in Exhibit F.

Section 1.02 Purchase Price. The aggregate purchase price for the Membership Interests shall be $17,325,000.00 (the “Membership Interest Purchase Price”), which is apportioned among the Membership Interests in each Management Company as set forth on Exhibit A, and subject to adjustment on a per Management Company basis pursuant to Section 1.04 hereof. The purchase price for the Realty shall be $1,800,000 (“Realty Purchase Price”) and the purchase price for the Intangible Rights, Personalty, and other property and rights described in Paragraph (b) of Section 1.01 other than the Realty shall be $1,250,000, $750,000 of which will be paid by Buyer causing MacKenzie Realty Operating Partnership, LP to issue Class A operating partnership units (“OP Units”) to Seller at a price of $9.63 per unit (“Intangibles Purchase Price”; together, the Membership Interest Purchase Price, the Realty Purchase Price, and the Intangibles Purchase Price shall be referred to as the “Purchase Price”).
Section 1.03 Closing Deliveries.
(a)	At the Closing, Buyer shall deliver the Seller:
(i)
the Closing Date Payment (as hereinafter defined), by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two (2) business days prior to the Closing Date;

(ii)	the Realty and Intangibles Purchase Prices, by wire transfer of $2,300,000 in immediately available funds to the account designated above and by issuance of $750,000 in OP Units;
(iii)
a certificate of the secretary or assistant secretary of Buyer certifying as to (i) the resolutions of the board of directors of Buyer, duly adopted and in full force and effect, which authorize the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder;

(iv)	all other agreements, documents, instruments or certificates as the Seller may collectively reasonably request in connection with the consummation of the transactions contemplated hereby; and
(v)	an agreement indemnifying Doyle Wiseman and his affiliates against any liability under any personal guaranty granted by him in favor of any Property Company mortgage loan or solar equipment lease.
(b)	At the Closing, the Seller shall deliver to Buyer:
(i)
an assignment, substantially in the form attached hereto as Exhibit B, evidencing the transfer from Seller to Buyer of the Membership Interests, free and clear of all Encumbrances, duly endorsed in blank;

(ii)
original forms of the consents, resolutions, or other minutes of the partners of each of the Property Companies pursuant to which each of the Amended Partnership Agreements (as hereinafter defined) was adopted and approved and the waivers and irrevocable consents required by Section 6.10 were provided;

(iii)	each Management Company’s joinder or other counterpart signature pages to the Amended Partnership Agreements;
(iv)	copies of all consents, approvals, waivers, and authorizations referred to in Sections 2.02, 3.02, and 4.02 of the Disclosure Schedules;
(v)
a certificate of the manager of Seller certifying as to (i) the resolutions of the managing member and members of Seller, duly adopted and in full force and effect, which authorize the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and (ii) the names and signatures of the authorized representatives of Seller authorized to sign this Agreement and the documents to be delivered hereunder;

(vi)
a certificate meeting the requirements of IRS Notice 2018-29 and Treasury Regulations Section 1.1446(f)-2(b)(2) and Treasury Regulations Section 1.1445-2(b) to the effect that Seller is not a foreign person within the meaning of Section 1446(f) or Section 1445 of the Internal Revenue Code of 1986, as amended (“Code”), duly executed by Seller and in form and substance reasonably satisfactory to the Buyer;

(vii)
a completed investor questionnaire and counterpart signature page to the Limited Partnership Agreement of MacKenzie Realty Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), pursuant to which the Seller represents and warrants that it is qualified to own the OP Units and agrees to be bound by such Limited Partnership Agreement;  and

(viii)
all other agreements, documents, instruments or certificates as Buyer may reasonably request in connection with the consummation of the transactions contemplated hereby, including FIRPTA certificates and similar documents relating to the transfer of real property.

Section 1.04 Purchase Price Adjustment.
(a)
Closing Adjustment. At the Closing, the Purchase Price for the Membership Interests in any Management Company (as set forth on Exhibit A attached hereto) shall be reduced by twenty percent (20%) if, as of the Closing Date, the Property Company of which such Management Company is the general partner has not received fully executed and in force leases, the annualized scheduled rents of which are equal to or greater than the Target Scheduled Rent established for it on Exhibit C attached hereto (such target, the “Target Scheduled Rent,” and the achievement of such annual target, “Stabilization”).

(i)	The net Purchase Price of all Membership Interests after giving effect to such adjustment shall be the amount of the “Closing Date Payment.”
(ii)	The amount of the adjustment applicable to any Management Company shall be such Management Company’s “Holdback Amount.”
(iii)
When used herein, “Scheduled Rent” means the annual gross rent from tenants of a particular property paid to the Property Company, net of any amounts paid to the Property Company by such tenants in respect of insurance, taxes, common area maintenance charges, tenant improvements, and other expenses.

(b)
Stabilization Adjustments. For twenty-four (24) consecutive months beginning in the calendar month following the month in which the Closing Date occurs (the “Stabilization Period”), no later than the fifteenth (15th) day of each month Buyer shall review the operating results of each Property Company and its associated Management Company with respect to which a Holdback Amount exists (each a “Deficient Company”) to determine whether such Deficient Company’s underlying Property Company has reached Stabilization. If any Deficient Company’s Property Company achieves Stabilization during the Stabilization Period, then Buyer shall, no later than ten (10) Business Days after the date of its determination thereof, pay to Seller the Holdback Amount applicable to such Management Company, adjusted in accordance with Section 1.04(c) hereof, by wire transfer of immediately available funds. If a Deficient Company’s Property Company does not achieve Stabilization during the Stabilization Period, then the Holdback Amount with respect to such Deficient Company shall be forfeited by Seller.

(c)
Holdback Amount Offset. Any Holdback Amount payable upon Stabilization of any Deficient Company’s Property Company pursuant to the preceding Section 1.04(b) shall be reduced dollar-for-dollar by (i) the Management Company’s pro-rata portion, if any, of any tenant improvement allowances, build outs, or leasing commissions incurred by such Property Company during the Stabilization Period (“Stabilization Costs”) and (ii) any Indemnification Offset Amount (as hereinafter defined) applicable in accordance with Section 7.05 hereof. If at any time the Management Company’s pro-rata portion of the Stabilization Costs for any Deficient Company exceed the Holdback Amount applicable thereto (as reduced by any Indemnification Offset Amount), then Seller (and its successors and beneficial owners) hereby agrees to pay to Buyer an amount equal to the difference between such Stabilization Costs and the Holdback Amount (as reduced by any Indemnification Offset Amount) with respect to such Deficient Company. Further, if the Stabilization Costs are less than the cash left in the Property Company’s accounts at Closing, then the Holdback Amount shall be increased by the Management Company’s pro-rata share of the difference between such cash and the Stabilization Costs.

(d)
Adjustments to Purchase Price.  The Purchase Price for the Membership Interests in any Management Company shall be (1) increased by the Management Company’s pro-rata share of any cash balances in any operating or restricted accounts held by the Property Company at Closing; (2) adjusted for any other net current assets or liabilities, security deposits, property taxes, and insurance as is customary in a closing, and (3) increased (or decreased) by the Management Company’s pro rata share of any reduction (or increase) in the outstanding principal balance of the Property Companies loans between the date used to derive the Purchase Price on Exhibit A and the Closing Date.

Section 1.05 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held remotely by exchange of documents and signatures (or their electronic counterparts) no later than five (5) Business Days after the last of the conditions to Closing set forth in Article V have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date or at such other place as the Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”); provided, that in no case shall the Closing Date be earlier than May 1, 2022 or later than June 1, 2022.
Section 1.06 Transfer Taxes. The Seller shall pay, and shall reimburse Buyer for, any sales, use, or transfer taxes, documentary charges, recording fees, or similar taxes, charges, fees, or expenses, if any, that become due and payable as a result of the transactions contemplated by this Agreement.
Section 1.07 Withholding Taxes. Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any provision of tax law. All such withheld amounts shall be treated as delivered to the Seller hereunder.
ARTICLE II
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER
The Seller represents and warrants to Buyer that the statements contained in this Article II are true and correct as of the date hereof. For purposes of this Article II, “Seller’s knowledge,” “knowledge of Seller,” and any similar phrases shall mean the actual or constructive knowledge of Doyle Wiseman, John Barkey, Brian Wills, and Zen Hunter-Ishikawa.
Section 2.01 Organization and Authority of Seller; Enforceability. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of California. Seller has full limited liability company power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and, assuming due authorization, execution, and delivery by Buyer, this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.
Section 2.02 No Conflicts; Consents. The execution, delivery, and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of formation, operating agreement, or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Seller; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, or modification of, any obligation or loss of any benefit under any contract or other instrument to which Seller is a party; (d) result in any violation, conflict with, or constitute a default under the operating agreements of any of the Management Companies as of the date hereof (the “Existing Operating Agreements”) or such Management Companies’ other organizational documents; or (e) result in the creation or imposition of any Encumbrance on the Membership Interests. Except as disclosed in Section 2.02 of the Disclosure Schedules, no consent, approval, waiver, or authorization is required to be obtained by Seller from any Person in connection with the execution, delivery, and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby. For purposes of this Agreement, the term “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity. The term “Disclosure Schedules” means the Disclosure Schedules delivered by the Seller and Buyer concurrently with the execution, closing, and delivery of this Agreement.

Section 2.03 Ownership of Membership Interests.
(a)
Seller is the sole legal, beneficial, record, and equitable owner of the Membership Interests it is selling, free and clear of all Encumbrances whatsoever other than any restrictions imposed by the Existing Operating Agreements and is the sole member and sole managing member of each Management Company.

(b)
The Membership Interests that Seller is selling were issued in compliance with applicable laws. The Membership Interests that Seller is selling were not issued in violation of the organizational documents of the Management Company or any other agreement, arrangement, or commitment to which Seller or the Management Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)
Other than the organizational documents of the Management Company, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests that Seller is selling.

Section 2.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finders, or other fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.
Section 2.05 Non-Foreign Status. Seller is not a foreign person as defined in Treasury Regulations Section 1.1446(f)-1(b)(4) or Section 1.1445-2.
Section 2.06 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
Section 2.07 Securities Laws.  As of the date hereof, and as of the Closing Date, Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Seller acknowledges that the OP Units are being acquired for the Seller’s own account for investment purposes only and not with a view to, or with any present intention of, distributing or reselling any of such OP Units. Seller acknowledges and agrees that the OP Units have not been registered under the Securities Act or under any state securities laws, and that the OP Units may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the OP Units and registration or qualification under applicable state securities laws, except pursuant to an available exemption from such registration. Seller also acknowledges and agrees that neither the Securities Exchange Commission (“SEC”) nor any state securities commission or other Governmental Authority has: (i) approved the transfer of the OP Units or passed upon or endorsed the merits of the transfer of the OP Units; or (ii) confirmed the accuracy of, determined the adequacy of, or reviewed any disclosures relating thereto. Seller has such knowledge, sophistication and experience in financial, tax and business matters in general, and investments in securities in particular, that it is capable of evaluating the merits and risks of this investment in the OP Units, and Seller has made such investigations in connection herewith as it deems necessary or desirable so as to make an informed investment decision without relying upon the Buyer or Operating Partnership for legal or tax advice related to this investment in the OP Units. Seller has had the opportunity to ask Buyer and the Operating Partnership questions about the OP Units and Seller and has all of its questions answered satisfactorily.

Section 2.08 No Other Representations or Warranties. Except to the extent provided by Sections Section 3.18 and Section 4.15 hereof, other than the representations and warranties contained in this Article II, neither Seller nor any member, manager, officer, employee, or agent of Seller has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller.
ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO EACH MANAGEMENT COMPANY
The Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “Seller’s knowledge,” “knowledge of Seller,” and any similar phrases shall mean the actual or constructive knowledge of Doyle Wiseman, John Barkey, Brian Wills, and Zen Hunter-Ishikawa, after due inquiry.
Section 3.01 Organization and Authority of Management Companies; Enforceability. Each of the Management Companies is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of California.
Section 3.02 No Conflicts; Consents. The consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of formation, operating agreement, or other organizational documents of any Management Company; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to any Management Company; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, or modification of, any obligation or loss of any benefit under any contract or other instrument to which any Management Company is a party; (d) result in any violation, conflict with, or constitute a default on the part of any Management Company under the Existing Operating Agreements as of the date hereof or any such Management Company’s other organizational documents; or (e) result in the creation or imposition of any Encumbrance on the Partnership Interests (as hereinafter defined). Except as disclosed in Section 3.02 of the Disclosure Schedules, no consent, approval, waiver, or authorization is required to be obtained by any Management Company from any Person in connection with the consummation of the transactions contemplated hereby.
Section 3.03 Legal Proceedings. There is no Action of any nature pending or, to Seller’s knowledge, threatened against or by any Management Company (a) relating to or affecting the Partnership Interests; or (b) that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.04 Ownership of Partnership Interests.
(a)
Each of the Management Companies is the sole legal, beneficial, record, and equitable owner of the general partner partnership interests set forth on Exhibit A attached hereto (the “Partnership Interests”), free and clear of all Encumbrances whatsoever other than any restrictions imposed by the Existing Partnership Agreements (as hereinafter defined).

(b)
The Partnership Interests were issued in compliance with applicable laws. The Partnership Interests were not issued in violation of the organizational documents of any Property Company or any other agreement, arrangement, or commitment to which any Management Company or Property Company are a party and are not subject to or in violation of any preemptive or similar rights of any Person (other than Management Companies as the general partners of each Property Company).

(c)
Other than the organizational documents of each Property Company, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Partnership Interests.

Section 3.05 Membership Interests. The Membership Interests sold by Seller in connection with the consummation of the transactions contemplated hereby do not constitute securities under any applicable federal or state securities laws.
Section 3.06 Financial Statements. True, correct, and complete copies of the unaudited balance sheet and statements of operations, members’ equity, and cash flows of each Management Company as of and for the fiscal year ended December 31, 2021, and each Management Company’s unaudited balance sheet and statements of operations, members’ equity, and cash flows as of and for the three months ended March 31, 2022 (the “Balance Sheet Date”) are attached as Exhibit D hereto (the “Financial Statements”).
Section 3.07 Undisclosed Liabilities. Each Management Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against on the Balance Sheet contained in the Financial Statements as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, and (c) guarantees of bank debt secured by deeds of trust recorded against the real property which is owned by the related Property Companies.
Section 3.08 Existing Operating Agreements. Attached hereto as Annex I are true, complete, and current copies of the Existing Operating Agreements, which agreements are in full force and effect and are the only agreements in effect with respect to the matters described therein as of the date hereof.
Section 3.09 Taxes. (a) All tax returns (including information returns) required to be filed on or before the Closing Date by each Management Company have been timely filed, (b) all such tax returns are true, complete and correct in all respects, (c) all taxes due and owing by each Management Company (whether or not shown on any tax return) have been timely paid, (d) all deficiencies asserted, or assessments made, against any Management Company as a result of any examinations by any taxing authority have been fully paid, (e) there are no pending or threatened actions by any taxing authority against any Management Company, and (f) each Management Company has delivered to all of its members all of the tax information required to be provided by law and all such information was true, accurate, and complete at the time it was delivered.

Section 3.10 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to any Management Company, any:
(a)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)	material change in any method of accounting or accounting practice of any Management Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(c)	entry into any contract that would constitute a Material Contract (as hereinafter defined);
(d)
incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(e)	transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Financial Statements dated as of the Balance Sheet Date or cancellation of any debts or entitlements;
(f)	material damage, destruction or loss (whether or not covered by insurance) to its property;
(g)	any capital investment in, or any loan to, any other Person;
(h)	any material capital expenditures;
(i)	imposition of any Encumbrance upon any Management Company’s properties or assets, tangible or intangible;
(j)	any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former members, managing members, officers, or employees;
(k)
adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law, or acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(l)
action by any Management Company to make, change or rescind any tax election, amend any tax returns or take any position on any tax returns, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the tax liability or reducing any tax asset of the members of the Management Company in respect of any post-closing tax period; or

(m)	any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
As used in this Agreement, “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of a Management Company or Property Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) any changes in financial or securities markets in general; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any changes in applicable laws or accounting rules; or (v) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on a Management Company or Property Company compared to other participants in the industries in which such Management Company or Property Company conducts its business.

Section 3.11 Material Contracts.
(a)
Section 3.11(a) of the Disclosure Schedules lists each of the following contracts of the Management Companies (such contracts, together with all contracts concerning the occupancy, management or operation of any real property, being “Material Management Contracts”):

(i)	except for contracts relating to trade payables, all contracts relating to indebtedness (including, without limitation, guarantees) of any Management Company;
(ii)	all contracts with any governmental entity to which any Management Company is a party;
(iii)	any contracts to which any Management Company is a party that provide for any joint venture, partnership or similar arrangement by a Management Company;
(iv)	all contracts between or among a Management Company on the one hand and the Seller or any Affiliates of the Seller on the other hand; and
(v)	any other contract that is material to any Management Company and not previously disclosed pursuant to this Section 3.11.
(b)
Each Material Management Contract is valid and binding on each Management Company party thereto in accordance with its terms and is in full force and effect. No Management Company or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Management Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Management Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Management Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.12 Legal Proceedings. Except as set forth on Schedule 3.12, there are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by a Management Company affecting any of its properties or assets; (b) against or by a Management Company, the Seller, or any Affiliates of the Seller, that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or (c) which seek to impose any Encumbrance on any Management Company property. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
Section 3.13 Books and Records. The minute books and membership ownership information of each Management Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of each Management Company contain accurate and complete records of all meetings, and actions taken by written consent of, the members and managing member, and no meeting, or action taken by written consent, of any such Persons has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Seller.
Section 3.14 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finders, or other fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Management Company.
Section 3.15 Non-Foreign Status. Each Management Company is not a foreign person as defined in Treasury Regulations Section 1.1446(f)-1(b)(4) or Section 1.1445-2.
Section 3.16 Waterfalls.  Each of the Purchase Prices listed on Exhibit A hereto are the amounts that the respective Management Company would receive, in cash, under the applicable Partnership Agreement for that Property Company, if the property owned by that Property Company were sold for the price listed on Schedule 6.10 and the net proceeds distributed in liquidation to the limited and general partners of the Property Company.  For avoidance of doubt, the Seller is representing that it has properly calculated the “waterfall” for each Property Company based upon historical distributions of cash to the partners of the Property Company, available proceeds, and the provisions of the applicable Existing Partnership Agreement, which calculations underlie the Crystallization concept required to be included in the Amended Partnership Agreements under Section 6.10(a)(ii) hereof.
Section 3.17 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
Section 3.18 No Other Representations or Warranties. Except to the extent provided by Section 2.08 and Section 4.15 hereof, other than for the representations and warranties contained in this Article III, neither Seller nor any member, manager, managing member, officer, employee, or agent of Seller has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO EACH PROPERTY COMPANY
The Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, “Seller’s knowledge,” “knowledge of the Seller,” and any similar phrases shall mean the actual or constructive knowledge of Doyle Wiseman, John Barkey, Brian Wills, and Zen Hunter-Ishikawa.
Section 4.01 Organization and Authority of Property Companies; Enforceability. Each Property Company is a limited partnership duly organized, validly existing, and in good standing under the laws of the state of California.
Section 4.02 No Conflicts; Consents. The consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of limited partnership, limited partnership agreement, or other organizational documents of any Property Company; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to any Property Company; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, or modification of, any obligation or loss of any benefit under any contract or other instrument to which any Property Company is a party; (d) result in any violation, conflict with, or constitute a default by Property Company under any Property Company’s limited partnership agreement in effect as of the date hereof (the “Existing Partnership Agreements”) or any Property Company’s other organizational documents; or (e) result in the creation or imposition of any Encumbrance on the Partnership Interests as a result of Property Company’s actions. Except as disclosed in Section 4.02 of the Disclosure Schedules, no consent, approval, waiver, or authorization is required to be obtained by Property Company from any Person in connection with the consummation of the transactions contemplated hereby.
Section 4.03 Financial Statements. True, correct, and complete copies of the unaudited balance sheet and statements of operations, partners’ equity, and cash flows of each Property Company as of and for the fiscal year ended December 31, 2021, and each Property Company’s unaudited balance sheet and statements of operations, partners’ equity, and cash flows as of and for the three months ended as of the Balance Sheet Date are attached as Exhibit E hereto (the “Partnership Financial Statements”).
Section 4.04 Undisclosed Liabilities. Each Property Company has no Liabilities, except (a) those which are adequately reflected or reserved against on the Balance Sheet contained in the Partnership Financial Statements as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.
Section 4.05 Existing Partnership Agreements. Attached hereto as Annex II are true, complete, and current copies of the Existing Partnership Agreements, which agreements are in full force and effect and are the only agreements in effect with respect to the matters described therein as of the date hereof.
Section 4.06 Taxes. (a) All tax returns (including information returns) required to be filed on or before the Closing Date by each Property Company have been timely filed, (b) all such tax returns are true, complete and correct in all respects, (c) all taxes due and owing by each Property Company (whether or not shown on any tax return) have been timely paid, (d) all deficiencies asserted, or assessments made, against any Property Company as a result of any examinations by any taxing authority have been fully paid, (e) there are no pending or threatened actions by any taxing authority against any Property Company, and (f) each Property Company has delivered to all of its partners all of the tax information required to be provided by law and all such information was true, accurate, and complete at the time it was delivered.

Section 4.07 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to any Property Company, any:
(a)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)	material change in any method of accounting or accounting practice of any Property Company, except as required by GAAP or as disclosed in the notes to the Partnership Financial Statements;
(c)	entry into any contract that would constitute a Material Contract (as hereinafter defined);
(d)
incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(e)
transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Partnership Financial Statements dated as of the Balance Sheet Date or cancellation of any debts or entitlements;

(f)	material damage, destruction or loss (whether or not covered by insurance) to its property;
(g)	any capital investment in, or any loan to, any other Person;
(h)	any material capital expenditures;
(i)	imposition of any Encumbrance upon any Property Company’s properties or assets, tangible or intangible;
(j)	any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its partners or current or former partners, officers, or employees;
(k)
adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law, or acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(l)
action by any Property Company to make, change or rescind any tax election, amend any tax returns or take any position on any tax returns, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the tax liability or reducing any tax asset of the partners of any Property Company in respect of any post-closing tax period; or

(m)	any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.08 Material Contracts.
(a)
Section 4.08(a) of the Disclosure Schedules lists each of the following contracts of any Property Company (such contracts, together with all contracts concerning the occupancy, management or operation of any real property, being “Material Property Contracts,” and, together with the Material Management Contracts, the “Material Contracts”):

(i)	except for contracts relating to trade payables, all contracts relating to indebtedness (including, without limitation, guarantees) of any Property Company;
(ii)	all contracts with any governmental entity to which any Property Company is a party;
(iii)
all other contracts, agreements, orders, resolutions, understandings, or other relationships pursuant to which any governmental entity or jurisdictional body has agreed to provide any Property Company or its underlying assets with entitlements, approvals, authorizations, or services which may be material to such Property Company;

(iv)	any contracts to which any Property Company is a party that provide for any joint venture, partnership or similar arrangement by such Property Company;
(v)	all contracts between or among any Property Company on the one hand and the Seller, and Management Company, or any Affiliates of the foregoing on the other hand; and
(vi)	any other contract that is material to any Property Company and not previously disclosed pursuant to this Section 4.08.
(b)
Each Material Property Contract is valid and binding on each Property Company party thereto in accordance with its terms and is in full force and effect. No Property Company or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Property Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Property Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Property Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 4.09 Legal Proceedings. There are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by any Property Company affecting any of its properties or assets; (b) against or by any Property Company, the Seller, any Management Company, or any Affiliates of the foregoing that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or (c) which seek to impose any Encumbrance on any Property Company property. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
Section 4.10 Books and Records. The minute books and partnership ownership information of each Property Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of each Property Company contain accurate and complete records of all meetings, and actions taken by written consent of, the partners, and no meeting, or action taken by written consent, of any such partners has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of each Property Company’s Management Company.

Section 4.11 Environmental Matters.
(a)	Herein, the following terms have the definitions assigned to them in this Section 4.11:
(i)
“Environmental Claim” means any Action, governmental order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, release of, or exposure to, any hazardous materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

(ii)
“Environmental Law” means any applicable law, and any governmental order or binding agreement with any governmental entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any hazardous materials; or (c) relates to the use of septic, public water, sewage, storm drainage, or other public utility systems. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

(iii)
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

(iv)
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

(b)
Each Property Company is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(c)
Each Property Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.11(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Property Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by each Property Company through the Closing Date in accordance with Environmental Law, and no Property Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of any Property Company as currently carried out. With respect to any such Environmental Permits, each Property Company has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and no Property Company is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor has it received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(d)
No real property currently or formerly owned, operated or leased by any Property Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(e)
Seller has provided or otherwise made available to Buyer and listed in Section 4.11(e) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of any Property Company or any currently or formerly owned, operated or leased real property which are in the possession or control of any Property Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

Section 4.12 Title to Assets; Real Property.
(a)
Each Property Company has good and valid and, in the case of owned real property, good and marketable fee simple, title to, all real property and personal property and other assets reflected in the Partnership Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)	liens for taxes not yet due and payable;
(ii)
mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the respective Property Company;

(iii)
easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the business of the respective Property Company;

(iv)
other than with respect to owned real property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the respective Property Company; or

(v)	Mortgage loans, secured by Deeds of Trust, in the amounts listed on Schedule 4.12(a).
(b)
Schedule 4.12(b) lists the street address of each parcel of real property. With respect to real property, each Property Company has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which such Property Company acquired such real property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of such Property Company and relating to the real property, together with any and all as-built surveys of the real property and its improvements and any architectural designs or renderings related thereto. The use and operation of the real property in the conduct of each Property Company’s business does not violate in any material respect any law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the real property encroach on real property owned or leased by a Person other than the respective Property Company. There are no Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the real property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 4.13 Partnership Interests. The Partnership Interests sold by Seller in connection with the consummation of the transactions contemplated hereby do not constitute securities under any applicable federal or state securities laws.
Section 4.14 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
Section 4.15 No Other Representations or Warranties. Except to the extent provided by Sections Section 2.07 and Section 3.18 hereof, other than for the representations and warranties contained in this Article IV, neither Seller nor any member, manager, managing member, officer, employee, or agent of Seller has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof. For purposes of this Article V, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual or constructive knowledge of any Robert Dixon, Glen Fuller, Chip Patterson, and Chris Simpson.
Section 5.01 Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Maryland. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and, assuming due authorization, execution, and delivery by Seller, this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.
Section 5.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the articles of incorporation, bylaws, or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Buyer. No consent, approval, waiver, or authorization is required to be obtained by Buyer from any Person in connection with the execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.
Section 5.03 Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act of 1933, as amended, or registered under any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 5.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
Section 5.05 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
Section 5.06 Membership Interests. The Membership Interests to be acquired by Buyer in connection with the consummation of the transactions contemplated hereby do not constitute securities under any applicable federal or state securities laws.
Section 5.07 Full Disclosure. No representation or warranty by Buyer in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
Section 5.08 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither Buyer nor any director, officer, stockholder, employee, or agent of Buyer has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer.

ARTICLE VI
COVENANTS AND CONDITIONS TO CLOSING
Section 6.01 Conditions to Obligations of All Parties. The obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)
No governmental entity shall have enacted, issued, promulgated, enforced or entered any order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)
The Seller shall have received all consents, authorizations, orders and approvals referred to in Sections 2.02, 3.02, and 4.02, in each case, in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

Section 6.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)
The representations and warranties of the Seller contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)	The Seller shall have terminated any and all agreements between Seller or its Affiliates, on the one hand, and any Management Company or Property Company, on the other hand.
(c)	The Seller shall have resigned as the managing member of each of the Management Companies and removed itself and any of its Affiliates from any offices of any Management Company.
(d)
The Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and to be performed or complied with by it prior to or on the Closing Date.

(e)
From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)
At least five (5) Business Days before Closing, the Seller shall have delivered to Buyer a certificate indicating whether all of the Property Companies have achieved Stabilization and identifying any Property Companies that have not.

(g)
The Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for each Management Company and Property Company from the secretary of state or similar governmental entity of the jurisdiction under the laws in which each such Management Company or Property Company is organized.

(h)	Buyer shall have completed, to its satisfaction, due diligence of the Subsidiaries, their assets, and Liabilities.
(i)	The Seller shall have delivered to Buyer all of the items required to be delivered pursuant to Section 1.03 hereof.

Section 6.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:
(a)
The representations and warranties of Buyer contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)
Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and to be performed or complied with by it prior to or on the Closing Date.

(c)	Buyer shall have delivered to the Seller cash in an amount equal to the Closing Date Payment by wire transfer of immediately available funds and evidence of the issuance of the OP Units.
(d)	Buyer shall have delivered to the Seller all of the items required to be delivered pursuant to Section 1.03 hereof.
Section 6.04 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Management Companies (and, to the extent necessary, cause the Management Companies to cause the Property Companies) to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in this Article VI.

Section 6.05 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall, and shall cause the Management Companies and their respective Property Companies (together, the “Subsidiaries”) to, (x) conduct the business of the Subsidiaries in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Subsidiaries and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with such Subsidiaries. Without limiting the foregoing, from the date hereof until the Closing Date, the Seller shall:
(a)	cause its Subsidiaries to preserve and maintain all of their permits;
(b)	cause its Subsidiaries to pay their debts, taxes and other obligations when due;
(c)	cause its Subsidiaries to maintain the properties and assets owned, operated or used by such Subsidiaries in the same condition as they were on the date of this Agreement;
(d)	cause the Subsidiaries to continue in full force and effect without modification all insurance policies, except as required by applicable law;
(e)	cause its Subsidiaries to defend and protect their properties and assets from infringement or usurpation;
(f)	cause its Subsidiaries to perform all of their obligations under all contracts relating to or affecting their properties, assets or business;
(g)	cause its Subsidiaries to maintain their books and records in accordance with past practice; and
(h)	cause its Subsidiaries to comply in all material respects with all applicable laws.
Section 6.06 Access to Information. From the date hereof until the Closing, the Seller shall, and shall cause the Subsidiaries to, (a) afford Buyer and its representatives full and free access to and the right to inspect all of the real property, properties, assets, premises, books and records, contracts and other documents and data related to the Subsidiaries; (b) furnish Buyer and its representatives with such financial, operating and other data and information related to the Subsidiaries as Buyer or any of its representatives may reasonably request; and (c) instruct the representatives of the Seller and the Subsidiaries to cooperate with Buyer in its investigation of the Subsidiaries. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller in this Agreement.
Section 6.07 Public Announcements; Confidentiality. Unless otherwise required by applicable law, the Seller shall not make, or cause to be made, any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer, and the parties shall cooperate as to the timing and contents of any such announcement. From and after the Closing, the Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the Subsidiaries, except to the extent that the Seller can show that such information (a) is generally available to and known by the public through no fault of the Seller, any of its Affiliates, or their respective representatives; or (b) is lawfully acquired by the Seller, any of its Affiliates, or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Seller or any of its Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of law, the Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.08 Notice of Certain Events.
(a)	From the date hereof until the Closing, the Seller shall promptly notify Buyer in writing of:
(i)
any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Seller not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.02 to be satisfied;

(ii)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)	any notice or other communication from any governmental entity in connection with the transactions contemplated by this Agreement; and
(iv)
any Actions commenced or, to the Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting any Seller or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Articles II, III, or IV or that relates to the consummation of the transactions contemplated by this Agreement.

(b)
Buyer’s receipt of information pursuant to this Section 6.08 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.09 Consents. Each of the parties shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Sections 2.02, 3.02, and 4.02 of the Disclosure Schedules.

Section 6.10 Amended Partnership Agreements.
(a)
Prior to the Closing Date, the Seller, by and through the Management Companies, shall cause the Existing Partnership Agreements of each of the Property Companies to be amended (such amended partnership agreements, the “Amended Partnership Agreements”) to:

(i)
Cause each Property Company to amend Section 5.6(f) of each of the Existing Partnership Agreements to the following: “The Wiseman Company, as withdrawing general partner, upon the sale of the Property, will be paid real estate commissions as the real estate broker of the customary real estate commission, but paid by the limited partners out of the limited partners’ proportionate share of such sales proceeds based on their remaining equity in the Partnership, such that the share of sales proceeds payable to the Management Companies as general partners shall not be reduced by any sales commissions.  Thus, based upon the limited partners’ agreement to sell the Property for $[the price listed on Schedule 6.10], The Wiseman Company would be entitled to a sales commission of $[5% of the price listed on Schedule 6.10].  Because the limited partners are entitled to [LP ownership percentage]% of all net sales proceeds, any distribution of sales proceeds to limited partners shall be reduced by [LP ownership percentage]% of such sales commission, which amount will be paid to The Wiseman Company (or a pro rata percentage of any consideration being paid other than in cash).”

(ii)
amend Section 4.8 of each of the Existing Partnership Agreements to affix final sharing percentages applicable to all distributions made by each Property Company to its general partner and limited partners going forward equal to the percentage of proceeds Seller calculates as distributable to the general partner and limited partners assuming the Property Company's property was sold as of the date hereof at the price set forth on Schedule 6.10 attached hereto and the proceeds therefrom were distributed in accordance with the Property Company's respective Existing Partnership Agreement (the “Crystallization”).

(b)	Prior to the Closing Date, Seller, by and through the Management Companies, shall cause each Property Company and the majority in interest of its respective limited partners to:
(i)
waive any claims such Property Company or its limited partners may have against the Property Company, Management Company, or Buyer, in any capacity, in connection with the negotiation, approval, or consummation of a transaction of the type contemplated by Section 6.10(b)(ii) hereof; and

(ii)
irrevocably consent, for a period of no less than 2 years from the Closing Date to permit Management Company, as the general partner of such Property Company, to sell the real property and all other assets of such Property Company to Buyer or its Affiliates in one or more transactions, for no less than the price and terms set forth on Schedule 6.10 attached hereto (as adjusted from time to time in the manner provided in the consent), or in another merger, exchange, or similar transaction based upon such value, without need for any further consent, approval, or ratification by the majority in interest of the limited partners of such Property Company.  If within two years from the Closing Date, the Buyer has not purchased the property owned by the Property Company, then the consent shall be null and void and the power to cause the sale of the property shall revert to the majority in interest of the limited partners of the Property Company, and, if applicable, any distribution percentages previously fixed per Limited Partnership Agreement amendments executed pursuant to this Section 6.10, shall be restored as if such amendments had not been executed.

Section 6.11 Failure to Close.  If either party terminates this Agreement prior to the Closing (as defined in Section 1.05), the defaulting party will pay $250,000 liquidated damages to the other party, except in the case of a default of this Agreement or a representation or warranty or as otherwise provided herein.

                                              ARTICLE VII
TAX MATTERS
Section 7.01 Allocation of Company Income and Loss. Seller and Buyer shall cause the Management Companies to allocate all items of Management Company income, gain, loss, deduction, or credit attributable to the Membership Interests for the taxable year of the Closing based on a closing of each Management Company’s books as of the Closing Date.
Section 7.02 754 Election. Seller and Buyer, at Buyer’s election, shall cause the Management Companies to each make an election under Section 754 of the Code.
Section 7.03 Tax Audit Procedures. Seller and Buyer shall cause the Management Companies (a) to annually elect out of the partnership audit procedures enacted under Section 1101 of the Bipartisan Budget Act of 2015 (“BBA Procedures”) for tax years beginning on or after January 1, 2018 pursuant to Section 6221(b) of the Code; and (b) for any year in which applicable law and regulations do not permit the Management Companies to elect out of the BBA procedures and in which it receives a notice of final partnership adjustment, to timely elect the alternative procedure under Section 6226 of the Code.
Section 7.04 Section 704(c) Allocations.  Buyer, to the extent permitted by the Code, shall cause its operating partnership to allocate debt to the holder of the OP Units sufficient to prevent the recognition of gain with respect to the issuance of OP units under Section 704(c).
                                            ARTICLE VIII
INDEMNIFICATION
Section 8.01 Survival of Representations and Covenants. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing for five years.
Section 8.02 Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, the Seller shall defend, indemnify, and hold harmless Buyer, its Affiliates and their respective shareholders, members, partners, directors, managers, officers, and employees from and against:
(a)
all claims, judgments, damages, liabilities, settlements, losses, costs, and expenses, including reasonable attorneys’ fees and disbursements (collectively, a “Loss”), arising from or relating to any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document delivered in connection herewith;

(b)
any Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or any document delivered in connection herewith; or

(c)
the amount of any imputed underpayment (as described in Section 6225 of the Code) imposed on any of the Subsidiaries and allocable to Seller or attributable to the Membership Interests during taxable years, or portions thereof, when the Seller owned the Membership Interests (the “Seller Ownership Period”), or any other income tax assessment imposed on any Management Company under any similar provision of state or local law and allocable to Seller or attributable to the Membership Interests during the Seller Ownership Period.

For purposes of this Agreement, “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
Section 8.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall defend, indemnify, and hold harmless the Seller, its Affiliates, and their respective shareholders, members, partners, directors, managers, officers, and employees from and against all Losses arising from or relating to:
(a)	any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document delivered in connection herewith; or
(b)	any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement or any document delivered in connection herewith.

Section 8.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations hereunder. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.
Section 8.05 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within five (5) business days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five (5) business day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to ten percent (10%) per annum. Such interest shall be calculated daily on the basis of a 360 day year and the actual number of days elapsed. Moreover, whenever Seller is the Indemnifying Party and Seller fails to make full payment of any of its obligations within the aforementioned five (5) business day period, Buyer shall have the right, its sole discretion, to withhold the amount of such unsatisfied obligation (the “Indemnification Offset Amount”) from future payments of Holdback Amounts pursuant to Section 1.04(b) in the manner provided in Section 1.04(c).
Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by applicable law.
Section 8.07 Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants, and agreements of the Seller contained herein will not be affected by any investigation conducted by Buyer, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreement.
Section 8.08 Cumulative Remedies. The rights and remedies provided in this Article VIII are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.
                                         ARTICLE IX
MISCELLANEOUS
Section 9.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
Section 9.02 Further Assurances. Following the Closing, Buyer and Seller shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
Section 9.03 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):
If to Seller:	The Wiseman Company, LLC C/O Doyle Wiseman One Pine Ridge Mill Valley, CA 94941 DWiseman@WisemanCo.com
with a copy to:	The Wiseman Company, LLC C/O John Barkey, CFO 1261 Travis Boulevard Fairfield, CA 94533 JBarkey@WisemanCo.com
If to Buyer:	MacKenzie Realty Capital, Inc. 89 Davis Road, Suite 100 Orinda, California 94563 Email: chip@mackenziecapital.com Attention: Chip Patterson
with a copy to:	Husch Blackwell LLP 4801 Main Street, Suite 1000 Kansas City, Missouri 64112 Email: steve.carman@huschblackwell.com Attention: Steve Carman

Section 9.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 9.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 9.06 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the terms and provisions in the body of this Agreement and those in the documents delivered in connection herewith, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the terms and provisions in the body of this Agreement shall control.
Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Buyer may assign its rights or obligations hereunder to an Affiliate without the prior written consent of the Seller, otherwise neither the Buyer nor the Seller may assign their rights or obligations hereunder without the prior written consent of the other party. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 9.08 No Third-Party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.09 Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.
Section 9.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
Section 9.11 Governing Law. All matters arising out of or relating to this Agreement and all related documents shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).
Section 9.12 Submission to Jurisdiction. Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of California in each case located in the County of Contra Costa, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.
Section 9.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto (a) agrees that it shall not oppose the granting of such specific performance or relief and (b) hereby irrevocably waives any requirements for the security or posting of any bond in connection with such relief.
Section 9.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective representatives thereunto duly authorized.
SELLER: The Wiseman Company LLC, a California limited liability company
Wiseman Family Trust, manager and member By: _____________________ Doyle Wiseman, Trustee
TERON, a California limited partnership By: Sango Development Company, Inc., its General Partner By: _____________________ Doyle Wiseman, President

BUYER: MacKenzie Realty Capital, Inc., a Maryland corporation
By: _____________________ Chip Patterson, Chairman and Secretary

Exhibit A

Respective Management Companies, Property Companies, Partnership Interests, and Purchase Prices

Management Company Name	Property Company Name	General Partner Interest	Purchase Price
First & Main, LLC	First & Main, LP	100%	$2,131,000
Green Valley Medical Center, LLC	Green Valley Medical Center, LP	100%	$3,000,000
Main Street West, LLC	Main Street West, LP	100%	$4,292,000
Martin Plaza, LLC	Martin Plaza Associates, LP	100%	$590,000
One Harbor Center, LLC	One Harbor Center, LP	100%	$3,925,000
Westside Professional Center, LLC	Westside Professional Center I, LP	100%	$1,770,000
Woodland Corporate Center, LLC	Woodland Corporate Center II, LP	100%	$0
1300 Main, LLC	1300 Main, LP	100%	$1,617,000
TOTAL:			$17,325,000.00

Exhibit B

Form of Assignment

[TBD]

Exhibit C

Annualized Target Scheduled Rent

Property Company	Annualized Target Scheduled Rent
First & Main, LP	$1,240,000
Green Valley Medical Center, LP	$1,106,000
Main Street West, LP	$1,863,000
Martin Plaza Associates, LP	$1,046,000
One Harbor Center, LP	$1,434,000
Westside Professional Center I, LP	$958,000
Woodland Corporate Center II, LP	$1,095,000
1300 Main, LP	$1,049,000

Exhibit D

Financial Statements

Attached.

Exhibit E

Partnership Financial Statements

Attached.

Exhibit F

Realty Purchase Terms and Conditions
Title.  Buyer, at Buyer’s expense, shall obtain a title commitment (the “Title Commitment”) for an owner’s ALTA 2006 Standard Form of Owner’s Policy of Title Insurance from a national title insurance company selected by Buyer (the “Title Company”) in favor of Buyer in the amount of the Realty Purchase Price, which shall cover the legal description of the Realty.  The Title Commitment shall show Seller to be vested with fee simple title to the Realty subject only to Permitted Exceptions (as defined below).

Buyer shall have 30 days (the “Title Review Date”) within which to examine the Title Commitment.  If Buyer finds title or the Survey (as defined below) to be defective, Buyer shall, no later than the Title Review Date to notify Seller in writing specifying the defect(s) (the “Title Objection Letter”).  If Buyer fails to timely deliver the Title Objection Letter to Seller by the Title Review Date, then Buyer shall have waived its right to object to any matters relating to the status of title to the Realty or the Survey other than the Mandatory Cure Items (as defined below).  If Buyer timely delivers the Title Objection Letter to Seller, then Seller shall have the right to deliver to Buyer within five (5) Business Days after receipt of the Title Objection Letter (the “Title Response Period”) written notice as to which objections in the Title Objection Letter Seller will satisfy or cure by Closing (the “Title Cure Letter”).  Seller shall be obligated to satisfy and cure at its cost and expense on or before Closing those matters it agrees to satisfy and cure in the Title Cure Letter.  In the event that Seller fails to timely deliver the Title Cure Letter to Buyer, Seller shall be deemed to have elected to not take any action with respect to the objections set forth in the Title Objection Letter, in which case Buyer shall have the right to terminate this Agreement by delivering a written notice of termination to Seller within five (5) Business Days after the expiration of the Title Response Period, upon which this Agreement shall terminate, the Escrow Agent shall promptly return the Deposit and all interest earned thereon (if any) to Buyer, whereupon both parties shall be released from all further obligations under this Agreement, except from those that expressly survive its termination. If Seller timely delivers the Title Cure Letter to Buyer but refuses to satisfy and cure all objections set forth in the Title Objection Letter, then Buyer shall have the right to terminate this Agreement by delivering a written notice of termination to Seller within five (5) Business Days after receipt of the Title Cure Letter, upon which this Agreement shall terminate, the Escrow Agent shall promptly return the Deposit and all interest earned thereon (if any) to Buyer, whereupon both parties shall be released from all further obligations under this Agreement, except from those that expressly survive its termination.

Prior to Closing, Buyer may cause the Title Commitment and Survey to be updated and if such updates reveals any new matters of record which are material and objectionable to Buyer, and same is not caused by, through or under Buyer (which matters Buyer shall be obligated to accept), Buyer shall immediately notify Seller of same and such defect(s) shall be treated in the same manner as title defects are treated under this paragraph.

Notwithstanding anything to the contrary contained in this Agreement, and in addition to those matters that Seller expressly agrees to satisfy and cure in the Title Cure Letter, Seller shall be obligated to have taken on or before Closing the necessary action to satisfy, delete, release and/or discharge from the Title Commitment and/or public record (as applicable) by payment, bonding, or otherwise, the following matters whether or not objected to in the Title Objection Letter (the “Mandatory Cure Items”): (i)  any liens, judgments, mortgages, tax warrants or other liquidated monetary encumbrances of record which affect the Realty and which can be satisfied and discharged by payment of a liquidated sum; (ii) any open permits and/or existing code violations affecting the Realty; and (iii) those matters that Seller agrees to satisfy and cure in the Title Cure Letter or is deemed to have agreed to satisfy as set forth above.

Seller shall convey the Realty to Buyer at Closing by limited warranty deed free and clear of all liens, claims and encumbrances, other than (i) taxes for the current year not yet due and payable; (ii) zoning ordinances affecting the Realty; (iii) encumbrances arising by, through or under Buyer; and (iv) any title matters to which Buyer does not timely object to or accepts in accordance with the foregoing provisions.

Representations.  Seller shall make any standard representations and/or warranties relating to the purchase of real property, if so request by Buyer.  The Closing of the purchase of the Realty shall be subject to standard conditions precedent and terms and conditions.

Realty Legal Description

Annex I

Existing Operating Agreements

Attached.

Annex II

Existing Partnership Agreements

Attached.

Schedule 6.10

Minimum Purchase Price for Each Property Company’s Underlying Property

Property Company	Minimum Purchase Price for Each Property Company’s Underlying Property*	Option Payment†
First & Main, LP	$18,415,745	$97,000 / $161,000
Green Valley Medical Center, LP	$15,077,249	$205,000 / $342,000
Main Street West, LP	$27,269,170	$193,000 / $322,000
Martin Plaza Associates, LP	$12,299,858	$81,000 / $135,000
One Harbor Center, LP	$17,038,548	$118,000 / $196,000
Westside Professional Center I, LP	$10,335,060	$160,000 / $266,000
Woodland Corporate Center II, LP	$12,775,538	$97,000 / $162,000
1300 Main, LP	$16,422,541	$176,000 / $294,000
	Total: $129,633,709
* The purchase prices listed in the table above will be subject to adjustment as follows: Once the Property Company owning a property reaches Stabilization, Buyer shall have the right to purchase such property from the Property Company at the price set forth above (or propose a merger, exchange, or similar transaction at the equivalent value, so long as the limited partners have the option to receive cash equal to or greater than what they would have received in an outright sale at the purchase price as adjusted).  If Buyer does not purchase such property within ninety (90) days following the Property Company which owns such property’s Stabilization, then the purchase price for such property from the table above shall increase by 0.33% per full calendar month from such date of Stabilization until the purchase is completed.
† Further, once a Property Company’s property reaches Stabilization, Buyer will be required to pay to Property Company the option premium shown above which is either 3% or 5% of the limited partners’ proceeds from a sale at the purchase price, depending upon whether Buyer elects an option period of six months (3%) or more than 6 months (5%), in order to secure the right to purchase the property as agreed herein, unless the property is purchased within 90 days of Stabilization (no option payment required).  If the Buyer completes the purchase of the property, the purchase price shall be reduced by the amount of the option payment made. If the Buyer does not complete the purchase of the property, the option premium shall be distributed to the Limited Partners.

 Disclosure Schedules

Attached.

Schedule 3.12

There are two Actions pending by a Management Company, seeking damages from prior tenants, listed below.  Seller will continue those actions after Closing at no cost to Buyer or Property Company and any proceeds from such Actions shall be assigned to Seller.

1.	1300 Main, L.P. v. Zei Wei Liu, Napa County, Case No. 21CV000525, relating to damages caused by tenant’s failing to take occupancy.
2.	Woodland Corporate Center Two, L.P. v. Daniel Taheri, M.D., Inc., Yolo County, Case No. CV2021-1462, relating to damages caused by tenant’s failing to take occupancy.

Schedule 4.12

(a) The Property Companies are encumbered by the following mortgage loans, with remaining principal balances listed below as of the date set forth below:
1300 Main, LP
Citizens Business Bank
Balance as of 3/10/2022: $8,694,486

First and Main, LP
Exchange Bank
Balance as of 3/21/22:  $11,677,152

Green Valley Medical Center, LP
F & M Bank
Balance as of 3/28/22:  $4,581,698

Main Street West, LP
First Northern Bank
Balance as of 3/21/22:  $16,202,745

Martin Plaza Associates, LP
First Northern Bank
Balance as of 3/07/22:  $7,933,937

One Harbor Center, LP
Travis Credit Union
Balance as of 3/17/22:  $8,206,457

Westside Professional Center I, LP
First Bank
Balance as of 3/16/22:  $2,677,634

(b) The following is a list of the street address of each parcel of real property owned by the respective Property Company:
1300 Main, LP
1300 Main Street
Napa, CA  94559

First & Main, LP
1000 Main Street
Napa, CA  94559

Green Valley Medical Center, LP
5140 Business Center Drive
Fairfield, CA  94534

Main Street West, LP
1250 Main Street West
Napa, CA  94559

Martin Plaza Associates, LP
2420 & 2450 Martin Road
Fairfield, CA  94534

One Harbor Center, LP
One Harbor Center
Suisun City, CA  94585

Westside Professional Center I, LP
2480 Hilborn Road
Fairfield, CA  94534

Woodland Corporate Center II, LP
1100 Main Street
Woodland, CA  95695